Exhibit 5
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     GAF                                NEWS


GAF CORPORATION      1361 Alps Road, Wayne, NJ  07470    201-628-3000


FOR IMMEDIATE RELEASE
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Friday, September 15, 1995


                                        Contact:
Contact:                                Leonard S. Goodman
J. Roane Ruddy                          Chief Financial Officer
Chief Financial Officer                 Building Materials Corporation
U.S. Intec, Inc.                        of America
(409) 724-7024                          (201) 628-3712


         GAF CORPORATION AND U.S. INTEC, INC. ANNOUNCE
         ---------------------------------------------
       DEFINITIVE AGREEMENT FOR GAF TO ACQUIRE U.S. INTEC
       -------------------------------------------------

WAYNE, NJ AND PORT ARTHUR, TX, September 15, 1995--GAF

Corporation and U.S. Intec, Inc. (AMEX: USI) today announced a definitive merger agreement for GAF Corporation's wholly owned subsidiary G-I Holdings Inc. to acquire the approximately 3 million shares of outstanding U.S. Intec common stock for $9.05 per share of U.S. Intec stock.



          According to a GAF spoksman, GAF intends to operate U.S.

Intec as a separate, stand alone entity under the leadership of

U.S. Intec's Chief Executive Officer, Danny Adair.  Under the plan,

U.S. Intec will continue to manufacture and sell its current commercial roofing product lines, marketed under the U.S. Intec name through its own sales and distributor network.




          Founded 14 years ago, U.S. Intec is a leading manufacturer of commercial roofing products, a marketer of a full line of roofing accessories and became a manufacturer of premium residential roofing products in early 1995.  The Company employs approximately

450 people and has six manufacturing plants throughout the United

States.  Sales were $95.6 million for the year ended December 31, 1994.

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     John M. Sergey, President and Chief Executive Officer of Building Materials

Corporation of America (a wholly owned subsidiary of GAF Corporation and G-I

Holdings Inc.) said, "The acquisition of U.S. Intec strengthens the growth opportunity for that Company and expands the choices available to commercial roofing customers.  It provides GAF an attractive new growth opportunity in the vibrant premium commercial and residential roofing markets.  U.S. Intec is a recognized leader in the modified bitumen commercial roofing market with an established reputation for distinctive quality products.


     "This acquisition underscores our growing commitment to further expand

GAF's commercial roofing business.  It will be the second acquisition of a commercial roofing business completed since early 1994, when GAF acquired the business of International Permalite, one of only two national manufacturers of perlite insulation and accessory products" Mr. Sergey said.


     Danny J. Adair, President and Chief Executive Officer of U.S. Intec, said,

"I'm impressed by the vision and plans that GAF's management has to expand the

U.S. Intec business.  I look forward to joining the GAF team and accelerating the growth of U.S. Intec's commercial business."


     Under the terms of the merger agreement, G-I Holdings Inc. will commence a cash tender offer, scheduled to begin within five business days for all outstanding U.S. Intec common shares at a price of $9.05 per share, net in cash.  It is anticipated that shares not purchased in the tender offer will be acquired in a subsequent merger at the same price as soon as practicable after the completion of the tender offer.




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     G-I Holdings Inc. also entered into an agreement with the

holders of approximately 60 percent of U.S. Intec's stock including its founder Danny J. Adair, who agreed to tender their shares to G-I

Holdings Inc.  To the extent not acquired in the tender offer,

such shareholders have granted G-I Holdings the option to acquire such share.  The tender offer will be subject to a number of conditions, including the acquisition of at least 66 2/3% of U.S.

Intec's outstanding shares and the expiration of applicable waiting periods under the Hart-Scott-Rodino Act.


     The Board of Directors of U.S. Intec and G-I Holdings have unanimously approved the merger agreement.


     First Southwest Company acted as financial advisor to U.S.

Intec in connection with this transaction.


                         * * * * * *

     GAF Corporation, a Fortune 1000 Company, is a leading

manufacturer of building materials and specialty chemicals through its two principal subsidiaries, Building Materials Corporation of

America and International Specialty Products, Inc.


     Building Materials Corporation of America, which operates

under the name of GAF Materials Corporation, is one of the nation's leading manufacturers of commercial and residential roofing

products.  Sales were $593.1 million for the year ended December

31, 1994.  Its broad line of premium-end products includes

Ruberoid(R) modified bitumen commercial roofing products and the

Timberline(R) series of laminated residential roofing products, both of which are recognized market leaders.